Exhibit 99.1

EDDIE BAUER REPORTS FOURTH QUARTER AND FISCAL 2008 RESULTS;

COMPANY IS IN DISCUSSIONS ON TERM LOAN AMENDMENT

SEATTLE, WA, March 18, 2009 – Eddie Bauer Holdings Inc. (NASDAQ: EBHI) today reported unaudited financial results for the fourth quarter and fiscal year ended January 3, 2009. Adjusted EBITDA (earnings before interest expense, income taxes, depreciation and amortization), excluding the fair value adjustments on the Company’s convertible debt and certain other non-recurring and non-operational items for the full year, increased by $10.8 million to $52.7 million from $41.9 million in the prior year. Adjusted EBITDA decreased by $5.9 million to $54.0 million for the fourth quarter of 2008. “Income (loss) before income tax expense” is the comparable GAAP measure to EBITDA. (See the attached tables for the Company’s unaudited financial statements as of January 3, 2009 and a reconciliation of adjusted EBITDA to GAAP financial measurements.)

“The swift and dramatic downturn in the economy had a major impact on us in the fourth quarter. The actions that we took throughout the year provided some buffer against the worsening recession, but not enough to protect us fully from the sharp pullback in consumer spending and a highly promotional retail environment. Still, for the year as a whole we were able to show a significant improvement in our EBITDA,” said Neil Fiske, the Company’s CEO.

FOURTH QUARTER HIGHLIGHTS (UNAUDITED)

Revenue

Total revenues for the quarter decreased by $22.5 million (5.7%) to $369.9 million compared to $392.4 million in the fourth quarter of 2007. Comparable store sales fell 5.7% for the quarter excluding the effect of foreign exchange rates resulting from the sharp decline in the Canadian dollar.

Comparable store sales were as follows:

Comp store sales	Q4 2008 (%)	Q4 2008 (%) (Excl. CDN impact)	Q4 2007 (%)
Combined (retail & outlet)	(8.8)	(5.7)	4.8
Retail	(10.5)	(5.9)	8.6
Outlet	(5.4)	(5.4)	(1.9)

Comparable store sales for the fourth quarter and fiscal year have been calculated to include the addition of the first week of fiscal 2008, to make fiscal and fourth quarter 2007 (a 52-week year and 13-week quarter, respectively) comparable to fiscal and fourth quarter 2008, which are a 53-week fiscal year and 14-week quarter, respectively.

Net merchandise sales, included within total revenues, decreased by $21.6 million as follows:

Net merchandise sales	Q4 2008 ($ in millions)	Q4 2007 ($ in millions)	% Change
Combined	356.0	377.6	(5.7)
Retail & outlet	255.9	274.2	(6.7)
Direct	100.1	103.4	(3.2)

Comparisons for net merchandise sales are not adjusted for the 52- or 53-week period. The Company operated 255 retail stores and 121 outlet stores at the end of fiscal 2008, compared with 271 retail stores and 120 outlet stores at the end of fiscal 2007.

Gross Margins

Gross margin percentage for the fourth quarter declined to 40.9% from 43.8% in the year-ago quarter. Gross margin dollars declined by $19.7 million in the fourth quarter of 2008 compared to $165.2 million in the prior year quarter, as a result of higher markdowns spurred by the overall increase in promotional activity by our competitors during the holidays and higher costs related to increases in headcount and professional services for buying functions.

Selling, General and Administrative (SG&A)

SG&A expenses showed improvement as the Company maintained its focus on its key initiative of removing $25 to $30 million in total SG&A expenses in 2008. SG&A decreased by 7.0% ($9.3 million) in the fourth quarter of 2008. The decrease in SG&A expenses resulted primarily from lower compensation expenses, lower professional fees, and lower advertising and marketing costs. Partially offsetting the lower expenses was a non-cash $7.5 million impairment charge for store leasehold improvements.

Adjusted EBITDA and Operating Income (Loss)

Adjusted EBITDA decreased by $5.9 million to $54.0 million for the quarter when excluding certain non-operational and non-recurring adjustments. These non-cash items included the fair value adjustments on the Company’s convertible notes, non-operational gains and impairment charges related to foreign investments and store leasehold improvements.

The $155.8 million increase in operating loss was primarily driven by $144.6 million of non-cash impairment charges of trademarks ($80 million) and goodwill ($64.6 million) during the fourth quarter. The goodwill impairment charge is based on the Company’s enterprise value, which was estimated using an income approach calculated from discounted cash flows, and was further supported by market comparables for other retail companies, as well as the indicated value based on the Company’s common stock price. The downturn in the economy, which impacts the Company’s and other retail companies’ future expected sales and cash flows, was a primary contributor to the impairment charges.

	Q4 2008 ($ in millions)	Q4 2007 ($ in millions)	$ Change
Operating Income (Loss)	(108.3)	47.5	(155.8)
Income (Loss) before Income Tax Expense	(99.7)	56.9	(156.6)
EBITDA	61.3	74.4	(13.1)
EBITDA excluding non-recurring and non-operational items	54.0	59.9	(5.9)

Net Loss

As a result of the $144.6 million non-cash impairment charges discussed above, which was partially offset by a lower provision for income taxes, net loss for the fourth quarter increased by $109.3 million to $127.5 million, or $4.13 per share compared to a net loss of $18.2 million, or $0.59 per share in the year-ago quarter.

YEAR-TO-DATE RESULTS (UNAUDITED)

Revenues

Total revenues for the year decreased by 2.0% to $1,023.4 million compared to $1,044.4 million in 2007. Comparable store sales were as follows:

Comp store sales	Fiscal 2008 (%)	Fiscal 2008(%) (Excl. CDN impact)	Fiscal 2007 (%)
Combined (retail & outlet)	(1.8)	(1.1)	4.4
Retail	(2.0)	(0.9)	8.9
Outlet	(1.5)	(1.5)	(2.3)

The Company opened 8 retail and 6 outlet stores, and closed 24 retail and 5 outlet stores during 2008.

Net merchandise sales included within total revenues were as follows:

Net merchandise sales	Fiscal 2008 ($ in millions)	Fiscal 2007 ($ in millions)	% Change
Combined	971.3	989.4	(1.8)
Retail & outlet	697.1	711.5	(2.0)
Direct	274.2	277.9	(1.3)

Gross Margins

Gross margin percentage decreased 0.9% to 35.3% during 2008 from 36.2% in the prior year. Gross margin dollars decreased to $343.1 million for the period from $358.5 million in the prior year, as a result of lower merchandise margins and increased buying costs, partially offset by lower occupancy costs.

SG&A

SG&A declined by $48.3 million to $393.6 million, or 40.5% of net merchandise sales for the year from $441.9 million, or 44.7% a year ago. This exceeded the upper end of the Company’s original target of $25-30 million in SG&A reduction, and is primarily due to substantial savings from better cost management and lower revenue-related expenses.

Adjusted EBITDA and Operating Loss

For 2008 adjusted EBITDA, excluding certain non-operational and non-recurring items, improved by $10.8 million to $52.7 million from $41.9 million in 2007.

Operating loss increased to $142.9 million during 2008, from $28.4 million for the prior year, primarily driven by the $144.6 million non-cash impairment charges of trademarks and goodwill.

	FY2008 ($ in millions)	FY2007 ($ in millions)	$ Change
Operating Loss	(142.9)	(28.4)	(114.5)
Loss Before Income Tax Expense	(161.5)	(32.5)	(129.0)
EBITDA	47.5	42.0	5.5
EBITDA excluding non-recurring and non-operational items	52.7	41.9	10.8

Net Loss

As a result of the $144.6 million non-cash impairment charges discussed above, net loss for 2008 increased by $63.8 million to $165.5 million, or $5.38 per share compared to a net loss of $101.7 million, or $3.33 per share, in 2007.

Unaudited Balance Sheet Highlights Year Over Year

Debt: Short- and long-term debt remained substantially flat year-over-year.

Inventories: Decreased to $136.4 million at 2008 year-end from $158.2 million a year earlier, a decrease of $21.8 million or 13.8%. On a per store basis, retail stores’ inventories decreased by 4.7% and outlet stores’ inventories decreased by 15.3% due to improved inventory management.

Capital Expenditures: Decreased to $21.0 million for 2008 ($16.8 million net of landlord contributions) from $56.6 million in 2007, a reduction of $35.6 million, or 63%, as a result of the completion of the new corporate headquarters in 2007 and fewer store openings in 2008. The Company opened 14 stores and closed 29 stores during 2008, as compared to 29 stores opened and 32 closed during 2007. The Company has closed six stores to date in 2009, and expects to close one store and open two to three new stores in the remainder of 2009.

Amendment to Term Loan

Given the downturn in the U.S. and global economies, and the tightening in 2009 of certain ratios in the Company’s covenants under its $225 million Amended and Restated Term Loan Agreement, on which approximately $193 million is outstanding, the Company faced significant risk of being in violation of its consolidated secured leverage ratio as early as the first half of fiscal 2009. In order to avoid a potential going concern opinion from the Company’s independent registered public accountants, the Company is seeking an amendment to the Term Loan Agreement to provide covenant relief and flexibility to manage through a recessionary economy. The Company submitted two previous proposals to its Amended Term Loan lenders, both of which were not approved, before reaching an agreement in principle on the current amendment terms. The amendment terms currently being discussed include substantial upfront cash and payment-in-kind fees, a substantial increase in interest rates, as well as the issuance of warrants for the Company’s common stock. Details of certain terms of the proposed amendment are contained in the Notification of Late Filing on Form 12b-25 filed by the Company on March 18, 2009.

“We expect 2009 to be a very challenging, difficult year. While the amendment we are seeking is expensive, it will give us a new level of covenants with considerably more room on the downside through the first quarter of 2010,” said Mr. Fiske.

Since the disclosures to the Company’s Annual Report on Form 10-K will be materially impacted by an amendment to the Term Loan Agreement, the Company is unable to file its Form 10-K until the amendment process is completed. The Company is filing a Notification of Late Filing on Form 12b-25 today for a 15-day extension to the time allowed for filing its Annual Report on Form 10-K.

The Company was in compliance with all of its loan covenants as of January 3, 2009.

In conjunction with the amendment to the Term Loan Agreement, the Company also intends to engage in efforts to reduce its total indebtedness, including a possible restructuring, conversion or modification of its 5.25% Convertible Senior Notes Due 2014 or obtaining new capital to be used to pay down existing debt.

CONFERENCE CALL

The Company will announce the time of its conference call to discuss its financial results for fourth quarter and fiscal year 2008 at such time as its Annual Report on Form 10-K is filed.

ABOUT EDDIE BAUER

Established in 1920 in Seattle, Eddie Bauer is a specialty retailer that sells outerwear, apparel and accessories for the active outdoor lifestyle. The Eddie Bauer brand is a nationally recognized brand that stands for high quality, innovation, style and customer service. Eddie Bauer products are available at 370 stores throughout the United States and Canada, through catalog sales and online at www.eddiebauer.com. Eddie Bauer participates in a joint venture in Japan and has licensing agreements across a variety of product categories.

SAFE HARBOR STATEMENTS

All financial information related to fiscal 2008 in this release is preliminary in nature based on unaudited, internal information as of March 18, 2009. This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential”, qualifiers such as “preliminary”, and similar expressions. Forward-looking statements are not guarantees of future events, and the Company can provide no assurance that such statements will be realized. The Company can provide no assurance that an amendment to its Term Loan Agreement will be reached on acceptable terms, on a timely basis or at all. The Company can provide no assurance that an amendment will not contain additional terms which significantly increase the Company’s interest expense, significantly dilute common stockholders or limit its ability to fund its operations or pay outstanding indebtedness. The Company can provide no assurance that if an amendment is reached, events in the future will not require the Company to seek additional capital or further amendments to its financing arrangements or, if so required, that such capital will be available on terms acceptable to the Company. Forward-looking statements contained in this press release are based on estimates and assumptions, which assumptions and estimates may prove to be inaccurate, and involve risks and uncertainties. Actual results may differ from those contemplated by such forward-looking statements as a result of a variety of factors, including a continued downturn in the national and global economies; the ability to meet the covenants contained in the Company’s various credit facilities or the extent and nature of any relief that is obtained therefrom; changes in consumer confidence and consumer spending patterns; the Company’s inability to effectuate the proposed turnaround of Eddie Bauer as a premium quality brand and improve profitability of retail and outlet stores, catalogs and website operations; the inability to hire, retain and train key personnel; risks associated with legal and regulatory matters; risks associated with rising energy costs; the volatility of foreign exchange rates as they impact results of operations; risks associated with reliance on information technology; increased levels of merchandise returns not estimated by management; the inability to source requirements from current sourcing agents; disruption in back-end operations; the inability to protect trademarks and other proprietary intellectual property rights; unseasonable or severe weather conditions; the Company’s inability to use its federal net operating loss carryforwards, whether as a result of lack of future income from tax purposes or otherwise; and the other risks identified in the Company’s periodic reports filed pursuant to the Securities Exchange Act of 1934, as amended, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2007 and Quarterly Reports on Form 10-Q for the periods ended March 29, 2008, June 28, 2008 and September 27, 2008. The information contained in this release is as of March 18, 2009 and is unaudited, and except as required by law, the Company undertakes no obligation to update any of these forward-looking statements.

—Tables Follow—

Contacts:

Investors and Media

Eddie Bauer Holdings, Inc.

Marv Toland, Chief Financial Officer (425)755-6226

EDDIE BAUER HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

($ in thousands)

(Unaudited)

	As of January 3, 2009	As of December 29, 2007
Cash and cash equivalents	$60,425	$27,596
Restricted cash	180	30,862
Accounts receivable, less allowances for doubtful accounts of $241 and $983, respectively	25,181	30,122
Inventories	136,423	158,223
Prepaid expenses	27,667	27,297

Total Current Assets	249,876	274,100
Property and equipment, net	163,498	195,103
Goodwill	43,174	107,748
Trademarks	105,065	185,000
Other intangible assets, net	14,559	21,668
Other assets	20,748	27,813

Total Assets	$596,920	$811,432

Trade accounts payable	$50,041	$45,102
Bank overdraft	9,770	12,915
Accrued expenses	92,527	107,036
Deferred tax liabilities — current	6,408	6,356
Current liabilities to Spiegel Creditor Trust	180	30,870
Current portion of long-term debt	14,693	—

Total Current Liabilities	173,619	202,279
Deferred rent obligations and unfavorable lease obligations, net	43,035	42,811
Deferred tax liabilities — noncurrent	34,707	30,490
Senior term loan	178,076	196,162
Convertible note and embedded derivative liability, net of discount of $17,284 and $19,629, respectively	59,418	66,113
Other long-term liabilities	12,617	7,802
Pension and other post-retirement benefit liabilities	22,638	9,503

Total Liabilities	524,110	555,160
Commitments and Contingencies
Common stock:
$0.01 par value, 100 million shares authorized; 30,824,275 and 30,672,631 shares issued and outstanding as of January 3, 2009 and December 29, 2007, respectively	308	307
Treasury stock, at cost	(157)	(157)
Additional paid-in capital	593,621	588,302
Accumulated deficit	(502,288)	(336,818)
Accumulated other comprehensive (loss) income, net of taxes of $0 and $2,848, respectively	(18,674)	4,638

Total Stockholders’ Equity	72,810	256,272

Total Liabilities and Stockholders’ Equity	$596,920	$811,432

EDDIE BAUER HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands, except per share data)

(Unaudited)

	Three Months Ended January 3, 2009	Three Months Ended December 29, 2007	Fiscal 2008	Fiscal 2007
Net sales and other revenues	$369,898	$392,430	$1,023,437	$1,044,353
Costs of sales, including buying and occupancy	210,436	212,394	628,191	630,853
Impairment of indefinite-lived intangible assets	144,574	—	144,574	—
Selling, general and administrative expenses	123,235	132,517	393,585	441,875

Total operating expenses	478,245	344,911	1,166,350	1,072,728

Operating income (loss)	(108,347)	47,519	(142,913)	(28,375)
Interest expense	(6,193)	(6,987)	(22,800)	(26,698)
Other income (expense), net	18,422	16,376	13,385	23,695
Equity in losses of foreign joint ventures	(3,610)	(20)	(9,134)	(1,147)

Income (loss) before income tax expense	(99,728)	56,888	(161,462)	(32,525)
Income tax expense	27,802	75,137	4,067	69,193

Net loss	$(127,530)	$(18,249)	$(165,529)	$(101,718)

Net loss per basic and diluted share	$(4.13)	$(0.59)	$(5.38)	$(3.33)

Weighted average shares used to compute basic and diluted net loss per share	30,854,355	30,677,625	30,749,922	30,524,191

EDDIE BAUER HOLDINGS, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

($ in thousands)

(Unaudited)

	Three Months Ended January 3, 2009	Three Months Ended December 29, 2007	Fiscal 2008	Fiscal 2007
Income (loss) before income tax expense	$(99,728)	$56,888	$(161,462)	$(32,525)
Impairment of indefinite-lived intangible assets	144,574	—	144,574	—
Interest expense	6,193	6,987	22,800	26,698
Depreciation and amortization	10,253	10,566	41,618	47,782

EBITDA	61,292	74,441	47,530	41,955
Fees and other costs related to terminated merger agreement	—	—	—	6,396
Severance charges
(2008-RIF/2007-CEO)	—	—	2,500	8,418
Litigation settlement	—	—	—	1,600
Loss on extinguishment of debt	—	—	—	3,284
Gain on sale of net financing receivables/payables	—	(9,303)	—	(9,303)
Impairment of store leasehold improvements	7,453	—	7,453	—
Curtailment gain	(3,918)	—	(3,918)	—
Impairment of foreign joint ventures	3,678	—	7,600	—
Write-off related to foreign joint venture	—	—	606	—
Change in fair value of convertible note embedded derivative liability	(14,487)	(5,229)	(9,040)	(10,483)

EBITDA, excluding certain non-operational and non-recurring items	$54,018	$59,909	$52,731	$41,867